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                                                                   Exhibit 10.31

                          COLLEGELINK.COM INCORPORATED

                              CONSULTING AGREEMENT


     In consideration of the agreement of COLLEGELINK.COM INCORPORATED (the "Company") to retain Bradford J. Baker as an independent consultant to provide the services for the term and at the compensation rate specified below, you agree with the Company as follows:

     1. Performance of Services. You will perform, on a substantially full time basis, in a professional and expeditious manner all services for the Company that the Company and you mutually agree should be performed by him. These services shall include, but not be limited to assisting with: maintaining and overseeing our relationship with PNC Bank, sales of corporate sponsorships into the MYCSC and MCC program, helping manage customer service of corporate sponsorships and sponsorship relationships, assisting with respect to the operation of the Cincinnati office as requested, participating in presentations to potential acquirors of the company or its assets, reviewing letters of intent, and participating in the due diligence process with buyer. Such services may be performed from your home or from the Company's offices, but you shall be available to meet in the Middletown, Rhode Island office at least once weekly, travel schedules permitting.

     2. Term. The term of this Agreement shall be September 8, 2000 until February 17, 2001 unless there occurs a closing of the sale or merger of the entire company or the "Making It Count" business on or before February 17, 2001, provided that in the latter instance, you have accepted employment or consulting positions with the acquiror, provided further that this Agreement may be terminated by mutual agreement in writing or at any time by either party by delivery of 10-days written notice to the other party. Your obligations under Sections 4 through 11 hereof, inclusive, shall survive and not be affected by any termination of this Agreement or its expiration, except as may be specified in such Sections. In the event of such termination, you will be paid for services rendered and previously agreed-to reimbursable expenses up to the date of such termination and not thereafter.

     3. Compensation, Bonus, Benefits and Expenses. Your monthly compensation shall consist of a (i) $5,625 in cash payable on the 15th of each month and (ii) "option shares" (as defined) in the dollar value of $11,250, in each instance pro-rated if the applicable period is less than a full month. As additional compensation payable in consideration your agreeing to provide consulting services to the Company, the Company hereby acknowledges that you remain eligible to earn your Making High School Count bonus in the amount of $62,500 described in your previous Employment Agreement dated February 17, 2000 with the Company ("Employment Agreement"). Such bonus will accrue when the applicable condition has been achieved and will be paid within 7 days thereafter in option shares with a dollar value of $125,000,


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          valued as of the date the condition is achieved, provided that the dollar value will revert back to $62,500 if you terminate this Agreement or cease to perform consulting services thereunder before November 9, 2000.

          "Option shares" means vested stock options with an exercise price of $.01 per share and otherwise containing standard provisions offered by the Company (and no event less favorable) to employees in lieu of compensation. The dollar value of the common stock will be, with respect to monthly compensation, the last trade on the 15th of each month or first business day thereafter if the 15th falls on a weekend or holiday. The dollar value of the common stock will be, with respect to the Making High School Count bonus, the last trade on the date the applicable condition is met. The Company reserves the right to pay in cash any and all payments otherwise payable in option shares , provided that once option shares are issued, the Company shall not thereafter have the right to pay make a cash payment with respect to payment of that amount.

          The Company will pay medical and dental benefits in continuation of the coverage provided in the Employment Agreement. You will continue to use your cell phones at our expense, and you will continue to retain company email addresses. Your cell phone and computer will become your property upon execution of this Agreement.

          You will be entitled to reimbursement of reasonably incurred expenses upon submission of receipts and expense vouchers to the Company.

     4. Stock Options. Stock options granted to you pursuant to the Stock Option Agreement executed in connection with the Employment Agreement shall be accorded no less favorable treatment than that accorded with respect to the most favorable stock options granted to any officer of the Company in connection with a merger or acquisition of the Company and shall otherwise be accorded the treatment set forth in section 3(d)(i) of the Stock Option Agreement.

     5. Independent Contractor. In furnishing services, you will at all times be acting as an independent contractor. As such, you will not by reason of this Agreement or your services hereunder be entitled to participate in or to receive any benefit or right under any of the Company's employee stock plans, except as provided in sections 3 and 4 hereof. You agree to report compensation from the Company as income from self-employment and to pay all self-employment and other taxes required by law to be paid with respect to such compensation as and when the same shall become due and payable.

     6. Personal Services. You agree to provide your services with best efforts to perform this agreement.

     7. Insurance. Except as otherwise noted in Paragraph 3 with respect to medical and dental benefits, you agree to insure yourself with all necessary insurance,


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          including, but not limited to, workmen's compensation, disability, and unemployment.

     8. Company-Furnished Information, Materials and Equipment. All information, materials or equipment furnished by the Company to you or acquired at the Company's expense by you (herein collectively "Company-furnished information") shall be and remain the sole property of the Company except the laptops and cell phones.

     9. Confidentiality. During and after the term of this Agreement, you shall not, without first obtaining the written consent of the Company, divulge or disclose to anyone outside the Company, whether by private communication or by public address or publication, or otherwise, any information not already lawfully available to the public concerning any and all Company-furnished information, any or all information acquired by you during the course of your consulting services from or pertaining to any business or licensors or customers of the Company, and any and all work-product which is maintained in secrecy or confidence by the Company or by any person or entity affiliated with the Company by employment, ownership, participation in a joint venture, licensing arrangement, contract or otherwise. However, it is understood that certain confidential information may be disclosed to potential purchasers seeking to purchase the company or its assets.

     10. Trade Secrets. You will not, during the term of service to the Company or thereafter, disclose to others or use for your own benefit any trade secrets acquired from the Company, its customers, suppliers, consultants or affiliates, except to the extent that the disclosure of such trade secrets is necessary to perform your duties and fulfill your responsibilities as a consultant to the Company. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products under development, production methods and processes, sources of supply, materials used in manufacture, customer lists, costs of parts and materials, business and marketing plans, and information concerning the filing or pendency of patent applications.)

     11. Non-competiton. The Non-Competition Covenant set forth in section 9 of the previous Employment Agreement shall remain in full force and effect, modified as follows: (i) the two year term shall commence on September 8, 2000 and shall be shortened by each full month services are rendered to the Company under this Agreement, and (ii) the scope of restricted services shall mean solely your development of or participation in corporate sponsored in-school speaking programs in high schools. However, not withstanding the foregoing, nothing shall preclude you from working any successor in interest in the Making It Count programs.

     12. Employment with Acquiring Entity. The Company acknowledges that potential acquirors may have an interest in retaining your services as an employee or


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          consultant. The Company further acknowledges that this is potentially desirable for the Company and that at the appropriate time, if it is necessary, a mutually agreeable procedure will be put in place to manage any conflicts of interest that this may present.

     13. Entire Agreement and Amendment. This Agreement fully expresses the entire and only agreement between the Company and you respecting your services as a consultant. All prior and collateral understandings, agreements and promises with respect thereto are merged into this Agreement you understand that this Agreement may not be modified, waived, or extended unless agreed to in writing by an authorized officer of the Company.

     14. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein. In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

     15. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the substantive laws of the State of Rhode Island.

     16. Notice. Any written notice to be given under the Agreement must be delivered in person, sent via facsimile or given by registered or certified mail:

          If to the Company, to:

                                       CollegeLink.com Incorporated
                                       55 Hammarlund Way
                                       Middletown, RI 02842
                                       Attention: Richard A. Fisher


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          If to you, to:
                                       Bradford J. Baker
                                       35B Walpole Street
                                       Dover, MA 02030





   /s/ Bradford J. Baker                    Accepted and agreed to:
   ----------------------
   Bradford J. Baker


                                            COLLEGELINK.COM INCORPORATED



                                            By: /s/ Richard A. Fisher
                                                ----------------------
                                                Richard A. Fisher
                                                Chairman



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